EXHIBIT 11


                     RCM TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                    Nine Months Ended July 31, 1995 and 1994




                                                                                         1995                    1994
                                                                                      ----------              ---------

Income

     Net income applicable to common stock                                          $  576,455              $   934,355
                                                                                     =========               ==========



Shares
     Weighted average number of shares
     outstanding                                                                    14,399,565               14,374,565
     Common stock equivalents                                                          422,801                  133,762
                                                                                    ----------               ----------

     Total                                                                          14,822,366               14,508,327
                                                                                    ==========               ==========


Primary earnings per share                                                          $      .04               $      .06
                                                                                    ==========               ==========


Fully diluted earnings per share                                                    $      .04               $      .06
                                                                                    ==========               ==========